Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Stock Plan of Incyte Corporation, of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Incyte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Incyte Corporation filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, PA

June 16, 2009